Exhibit 10.1

EXECUTIVE RETENTION AGREEMENT

THIS RETENTION AGREEMENT (this “Agreement”), dated as of October 24, 2011, is by and between Cigna Corporation, a Delaware corporation (“Cigna”) and Herbert Fritch (“Employee”).

WHEREAS, in connection with the proposed merger (the “Merger”) as contemplated by the Agreement and Plan of Merger, dated as of October 24, 2011, by and among HealthSpring, Inc., a Delaware corporation (“HealthSpring”), Cigna (together with its Affiliates and any successor to its business or assets that assumes and agrees to perform this Agreement by operation of law or otherwise, the “Company”) and Cigna HealthSpring Corp. (the “Merger Agreement”), Cigna and Employee have each agreed to execute this Agreement to provide for the rights and obligations set forth herein.  For the avoidance of doubt as used in this Agreement, the term “Company” shall include all Affiliates of Cigna, including the surviving entity in the Merger; and

WHEREAS, Employee acknowledges that Employee understands that, upon the Effective Time, Employee’s outstanding awards of options to purchase shares of HealthSpring common stock and restricted shares of HealthSpring common stock (the “Former Awards”) will be rolled over into substantially similar awards relating to Cigna common stock (the “Rollover Awards”), and that Employee’s “Good Reason” definition under the Former Awards and all related rights are waived in their entirety and replaced in the Rollover Awards with the “Good Reason” definition provided herein;

NOW THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.                                    Definitions.  Words or phrases that are initially capitalized or within quotation marks shall have the meanings provided in this Section 1 and as provided elsewhere in this Agreement.  For purposes of this Agreement, the following definitions apply:

“Affiliate” has the meaning set forth in Rule 12b-2 promulgated under the Exchange Act.

“Beneficial Owner” has the meaning set forth in Rule 13(d)(3) promulgated under the Exchange Act.

“Board” shall mean the Board of Directors of Cigna or any successor.

“Cause” shall mean, with respect to Employee, one or more of the following: (a) the conviction of a felony or a crime involving moral turpitude; (b) the commission of any act or omission involving material dishonesty or fraud with respect to the Company; (c) reporting to work under the influence of illegal drugs or the use of illegal drugs (whether or not at the workplace); (d)  the continued and repeated failure to perform substantially the duties of Employee’s employment after 30 days’ notice from the Company, such notice setting forth in reasonable detail the nature of such failure, and in the event Employee fails to cure such failure within 30 days of notice from the Company, if such failure is capable of being cured; (e) breach of fiduciary duty or engaging in gross negligence or willful misconduct with respect to the Company that is not cured within 30 days after written notice thereof to Employee; or (f) any other material breach of this Agreement that is not cured within 30 days after written notice thereof to Employee.

“Change of Control” shall mean any of the following events:

(a)                               A corporation, person or group acting in concert, as described in Section 14(d)(2) of the Exchange Act, holds or acquires beneficial ownership within the meaning of Rule 13d-3 promulgated under the Exchange Act of a number of preferred or common shares of Cigna having 25% or more of the combined voting power of Cigna’s then outstanding securities;

(b)                              There is consummated a merger or consolidation of Cigna or any direct or indirect subsidiary of Cigna with any other corporation, other than:

(i)                                  a merger or consolidation immediately following which the individuals who constituted the Board immediately prior thereto constitute at least a majority of the board of directors of the entity surviving such merger or consolidation or the ultimate parent thereof, or

(ii)                              a merger or consolidation effected to implement a recapitalization of Cigna (or similar transaction) in which no Person is or becomes the Beneficial Owner, directly or indirectly, of securities of Cigna (not including in the securities Beneficially Owned by such Person any securities acquired directly from Cigna or its Affiliates) representing 25% or more of the combined voting power of Cigna’s then outstanding securities;

(c)                               A change occurs in the composition of the Board at any time during any consecutive 24-month period such that the Continuity Directors cease for any reason to constitute a majority of the Board.  For purposes of the preceding sentence, “Continuity Directors” shall mean those members of the Board who either: (i) were directors at the beginning of such consecutive 24-month period or (ii) were elected by, or on nomination or recommendation of, at least a majority of the Board (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of directors of Cigna); or

(d)                             The shareholders of Cigna approve a plan of complete liquidation or dissolution of Cigna or there is consummated an agreement for the sale or disposition by Cigna of all or substantially all of Cigna’s assets, other than a sale or disposition by Cigna of all or substantially all of Cigna’s assets immediately following which the individuals who constituted the Board immediately prior thereto constitute at least a majority of the board of directors of the entity to which such assets are sold or disposed or any parent thereof.

Notwithstanding the foregoing, a “Change of Control” shall not be deemed to have occurred by virtue of the consummation of any transaction or series of integrated transactions immediately following which the record holders of the common stock of Cigna immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in an entity that owns all or substantially all of the assets of Cigna immediately following such transaction or series of transactions.

“Closing Date” shall mean the date on which the Effective Time occurs.

“Code” shall mean the United States Internal Revenue Code of 1986, as amended from time to time.

“Confidential Information” shall mean all information that is (a) disclosed to or known by Employee as a consequence of or through Employee’s employment with the Company and (b) not generally known to persons, corporations, organizations or others outside of the Company.  Confidential Information includes, but is not limited to, technical or non-technical data, formulas, computer programs, devices, methods, techniques, processes, financial data, personnel data, customer-specific information, confidential customer lists, production and sales information, supplier-specific information, cost information, marketing plans and strategies, or other data or information that constitutes a trade secret or is otherwise treated as being confidential by the Company.

“Covenant” shall mean any of Sections 7, 8, 9 or 10 of this Agreement.

“Covered Customer” shall mean any and all customers of the Company who were customers during the 12-month period prior to Employee’s date of termination and with whom Employee dealt or had more than casual contact in connection with Company business during and by virtue of Employee’s employment with the Company.

“Covered Vendor” shall mean any and all vendors of the Company with whom Employee dealt or had more than casual contact in connection with Company business during and by virtue of Employee’s employment with the Company.

“Effective Time” shall have the meaning given to it in the Merger Agreement.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Good Reason” shall mean any of the following actions that is effected by the Company:

(a)                               A reduction of Employee’s base salary as in effect immediately following the Effective Time;

(b)                              A reduction of Employee’s annual target bonus opportunity as in effect immediately following the Effective Time;

(c)                               Any material reduction in the nature or scope of Employee’s responsibilities as in effect immediately following the Effective Time that is not cured within 30 days after written notice thereof by Employee to the Company; or

(d)                             A requirement by the Company, without Employee’s consent, to relocate Employee to a location that is greater than 50 miles from the location of the office in which

Employee primarily performs Employee’s duties of employment immediately following the Effective Time;

provided that written notice of Employee’s resignation for Good Reason must be delivered to the Company within 45 days after the occurrence of any such Company action in order for Employee’s resignation with Good Reason to be effective hereunder.

“Payment” shall mean any payment or distribution in the nature of compensation (within the meaning of Section 280G(b)(2)(A) of the Code) to or for Employee’s benefit, whether paid or payable pursuant to this Agreement or otherwise pursuant to any plan, agreement or understanding between Employee and the Company that, within the meaning of Section 280G(b)(2)(A)(i) of the Code, is contingent on a change in the ownership or effective control of the Company or in the ownership of a substantial portion of the assets of the Company.

“Person” shall mean an individual, a corporation, an association, a partnership, an estate, a trust or other entity or organization (including a “group” as defined in Section 13(d)(3) or 14(d)(2) of the Exchange Act).

2.                                    Effective Time.  This Agreement shall become effective as of the Effective Time and shall supersede the Severance and Noncompetition Agreement by and between HealthSpring and Employee dated as of August 23, 2011 (the “Prior Agreement”).  In the event that the Effective Time does not occur for any reason, this Agreement shall be null and void ab initio and of no force and effect.

3.                                    Retention and Performance Bonus Payments.

(a)                               Stay Bonus.  On the first payroll date following the date set forth on Appendix A as the Stay Bonus Payment Date (the “Stay Bonus Payment Date”), subject to Employee’s continuous employment with the Company through the Stay Bonus Payment Date, the Company shall pay Employee a lump sum payment in cash in the amount set forth on Appendix A as the Stay Bonus Amount (the “Stay Bonus”); provided that if, prior to the Stay Bonus Payment Date, whether before or after a Change in Control, Employee’s employment is terminated by the Company without Cause, by Employee for Good Reason or by reason of Employee’s death or disability, the Company shall pay Employee the Stay Bonus within 30 days of the date of termination of Employee’s employment subject to any delay required pursuant to Section 16 of this Agreement and, except in the case of a termination by reason of Employee’s death, so long as Employee executes, delivers and does not revoke a general release substantially in the form of the release attached hereto as Appendix B (the “General Release”) prior to such payment date.  For purposes of clarity, whenever the execution of the General Release is required for payment of any amount or receipt of any benefit under this Agreement, such requirement is intended to apply only in the event such payment or benefit is due Employee as the result of Employee’s termination of employment and in no other instances or circumstances.

(b)                              Equity Awards.  (i) On the Closing Date, if such date is during a Cigna open window period, or, if the Closing Date is not during a Cigna open window period, on the first day of a Cigna open window period following the Closing Date (the “Grant Date”), subject to terms and conditions approved by the People Resources Committee of the Board (the “PRC”),

which will be substantially similar to those of awards granted to similarly situated employees, Employee will be granted, under the terms of the Cigna Long-Term Incentive Plan (the “Plan”), (A) three awards of Strategic Performance Shares (the “Sign-On Equity Awards”) and (B) an award of restricted shares of Cigna Corporation common stock (the “Restricted Stock Grant”).

(ii)                              Each Sign-On Equity Award shall consist of a whole number of Strategic Performance Shares equal to the applicable amount set forth on Appendix A as the Sign-On Equity Award Value, divided by the Fair Market Value as defined in the Plan for a share of Cigna common stock on the Grant Date.  Each Sign-On Equity Award shall vest and be payable on the applicable date set forth on Appendix A as the Sign-On Equity Award Vesting Date (each, a “Sign-On Equity Award Vesting Date”), subject to Employee’s continuous employment with the Company through such Sign-On Equity Award Vesting Date; provided that each Sign-On Equity Award shall immediately vest in full and no longer be subject to forfeiture if, prior to the applicable Sign-On Equity Award Vesting Date, Employee’s employment is terminated by reason of Employee’s death or disability.  In such event, the Sign-On Equity Awards will remain payable on the Sign-On Equity Award Vesting Dates provided in Appendix A, subject to any delay required by Section 409A of the Code as described in Section 16 of this Agreement.  Except as otherwise provided in this paragraph, the terms of the Sign-On Equity Awards shall be consistent with the terms of the Plan applicable to Strategic Performance Shares and the award agreements thereunder, and Employee’s grant under this Section 3(b) shall be subject to Employee’s execution of such applicable agreements.

(iii)                          The Restricted Stock Grant shall consist of a whole number of restricted shares of Cigna Corporation common stock equal to the applicable amount set forth on Appendix A as the Restricted Stock Grant Value, divided by the Fair Market Value as defined in the Plan for a share of Cigna common stock on the Grant Date.  The restrictions on the Restricted Stock Grant shall lapse on the date set forth on Appendix A as the Restricted Stock Grant Vesting Date (the “Restricted Stock Grant Vesting Date”), subject to Employee’s continuous employment with the Company through such Restricted Stock Grant Vesting Date; provided that the Restricted Stock Grant shall immediately vest in full and no longer be subject to forfeiture if, prior to the Restricted Stock Grant Vesting Date, Employee’s employment is terminated by the Company without Cause, by Employee for Good Reason or by reason of Employee’s death or disability, subject to, except in the case of a termination by reason of Employee’s death, Employee executing, delivering and not revoking the General Release prior to such vesting.  Except as otherwise provided in this paragraph, the terms of the Restricted Stock Grant shall be consistent with the terms of the Plan applicable to Restricted Stock Grants and the award agreements thereunder, and Employee’s Restricted Stock Grant under this Section 3(b) shall be subject to Employee’s execution of such applicable agreements.

(c)                               Special Performance Bonus.  (i) Employee shall be eligible to receive a lump sum payment in cash of up to the amount set forth on Appendix A as the Special Performance Bonus Target (the “Special Performance Bonus”).  The amount of the Special Performance Bonus to be paid to Employee, if any, shall be based on Employee’s and HealthSpring’s performance in 2012 as determined in the discretion of Cigna’s CEO in consultation with the PRC, as applicable.  The Company shall pay Employee the Special Performance Bonus, if any, in March 2013.  For the avoidance of doubt, the Special Performance Bonus, if any, shall be in addition to, and not in lieu of, any payment Employee may receive under Cigna’s Management Incentive Plan (“MIP”) or HealthSpring’s annual bonus plan.

(ii)                              Notwithstanding the foregoing, in the event of a Change of Control prior to the determination date of the Special Performance Bonus amount to be paid to Employee, the amount of the Special Performance Bonus to be paid to Employee shall be the Special Performance Bonus Target set forth on Appendix A.  In the event Employee’s employment is terminated by the Company without Cause, by Employee for Good Reason or by reason of Employee’s death or disability following a Change in Control but before the Special Performance Bonus has been paid to Employee, the Company shall pay Employee the Special Performance Bonus within 30 days of the date of termination of Employee’s employment subject to any delay required pursuant to Section 16 of this Agreement and, except in the case of a termination by reason of Employee’s death, so long as Employee executes, delivers and does not revoke the General Release.

(d)                             For the avoidance of doubt, and notwithstanding anything herein or in any applicable plan document to the contrary, neither the Sign-on Bonus, the Stay Bonus, the Sign-On Equity Awards, the Restricted Stock Grant nor the Special Performance Bonus shall be treated as “eligible earnings” or otherwise taken into account in computing any benefits under any plan, program or arrangement of Cigna, HealthSpring or their respective Affiliates.

4.                                    Rollover Equity.  Upon the Effective Time, Employee’s Former Awards will be rolled over into Rollover Awards, and the “Good Reason” definition under Employee’s Former Awards and all related rights are waived in their entirety and replaced in the Rollover Awards with the “Good Reason” definition set forth in Section 1 of this Agreement.  To the extent that any award agreement with respect to any of Employee’s Rollover Awards provides for accelerated vesting or other payment or benefits upon a termination of employment (other than due to death), such acceleration, payment or benefit is subject to Employee executing, delivering and not revoking a general release acceptable to Cigna.

5.                                    Restriction on Option Exercise.  From the date of the Merger Agreement until the earlier of the Effective Time and the date, if any, on which the Merger Agreement is terminated in accordance with Section 8.1 of the Merger Agreement, Employee shall not exercise any options to purchase HealthSpring common stock, whether vested as of, or subsequent to, the date hereof.

6.                                    Lock-Up of Cigna Shares.

(a)                               Subject to Section 6(b), until the earlier of the date set forth in Appendix A as the Lock-Up Date and the termination of Employee’s employment with Cigna and its subsidiaries (1) for Good Reason, (2) without Cause or (3) by reason of Employee’s death or disability (the “Lock-Up Period”), Employee shall not (i) offer, pledge, announce the intention to sell, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any share of Cigna common stock acquired through the exercise or settlement of any of Employee’s Rollover Awards (the “Restricted Cigna Shares”) or (ii) enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of the Restricted Cigna Shares, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of Restricted Cigna Shares, in cash or otherwise (any such transaction described in clause (i) or (ii), a “Transfer”).

(b)                              Employee may Transfer the Restricted Cigna Shares (i) as a bona fide gift or gifts, provided that the donee or donees thereof agree to be bound in writing by the restrictions set forth herein, (ii) to any trust for the direct or indirect benefit of Employee or the immediate family of Employee, provided that the trustee of the trust agrees to be bound in writing by the restrictions set forth herein, and provided further that any such Transfer shall not involve a disposition for value, or (C) with the prior written consent of Cigna.  For purposes of this Agreement, “immediate family” shall mean any relationship by blood, marriage or adoption, not more remote than first cousin.

(c)                               Employee agrees and consents to the entry of stop transfer instructions with Cigna’s transfer agent and registrar against the Transfer of the Restricted Cigna Shares except in compliance with the foregoing restrictions.

7.                                    Noncompete; Nonsolicitation.

(a)                               In further consideration of Employee’s benefits hereunder and as a condition of Employee’s continued employment with the Company after the Effective Time, Employee acknowledges that during the course of Employee’s employment with the Company, Employee has and will become familiar with the Company’s trade secrets and with other Confidential Information concerning the Company and that Employee’s services have been and shall continue to be of special, unique, and extraordinary value to the Company.  Employee agrees that, during Employee’s employment with the Company and for the length of time set forth in Appendix A as the Noncompete Period following the termination of Employee’s employment with the Company (the “Noncompete Period”), Employee shall not directly or indirectly own any interest in, manage, control, participate in, consult with, render services for, be employed in an executive, managerial or administrative or other capacity by, or in any manner engage in any (i) independent practitioner administration business anywhere within the United States or (ii) other business that competes directly or indirectly with any product or service of the HealthSpring business, whether operated by HealthSpring or any other Affiliate of Cigna, as such business exists on the date of the termination of Employee’s employment with the Company (such business, a “HealthSpring Competitor”) in any of the following markets: Nashville, Tennessee; Memphis, Tennessee; East Tennessee; Miami-Dade, Florida; Gulf Coast of Texas; Houston, Texas; Dallas, Texas; and Central Alabama.  Nothing herein shall prohibit Employee from (1) being a passive owner of not more than 2% of the outstanding stock of any class of a corporation that is publicly traded, so long as Employee has no active participation in the business of such corporation; (2) becoming employed, engaged, associated or otherwise participating with a separately managed division or subsidiary of a competitive business provided that such separately managed division or subsidiary is itself not a HealthSpring Competitor and Employee’s services are provided only to such division or subsidiary; or (3) accepting employment with any federal or state government or governmental subdivision or agency.

(b)                              During the Noncompete Period, Employee shall not directly or indirectly through another Person (i) induce or attempt to induce any employee of the Company to leave the employ of the Company, or in any way interfere with the relationship between the Company and any employee thereof; (ii) hire anyone who was an employee of the Company at any time during the 12-month period immediately prior to the termination of his or her employment with the Company; or (iii) induce or attempt to induce any Covered Customer or Covered Vendor to cease or materially reduce doing business with the Company, or in any way interfere with the relationship between the Company and any such Covered Customer or Covered Vendor (including, without limitation, making any negative or disparaging statements or communications regarding the Company).  Notwithstanding the foregoing, nothing in this Agreement shall prohibit Employee from employing an individual (1) with the consent of the Company or (2) who responds to general solicitations in publications or on websites, or through the use of search firms, so long as such general solicitations or search firm activities are not targeted specifically at an employee of the Company.  In addition, nothing in this Agreement will prohibit the making of any truthful statements made by any Person in response to a lawful subpoena or legal proceeding or to enforce such Person’s rights under this Agreement, or any other agreement between Employee and the Company.

8.                                    Confidentiality; Trade Secrets.

(a)                               Employee acknowledges that the Company continually develops Confidential Information, that Employee may develop Confidential Information for the Company, and that Employee may learn of Confidential Information during the course of Employee’s employment.  Employee agrees that all Confidential Information that Employee creates or to which Employee has access as a result of Employee’s employment, whether before or after the date of this Agreement, is and shall remain the sole and exclusive property of the Company and that Employee will comply with the policies and procedures of the Company for protecting Confidential Information.  Employee further agrees that, except as required for the proper performance of Employee’s duties for the Company or as required by applicable law (and then only to the extent required), Employee will not, directly or indirectly, use for Employee’s own benefit or gain, or assist others in applying or disclosing, any Confidential Information.  Employee understands and agrees that these restrictions will continue to apply after Employee’s employment terminates, regardless of the reason for termination and regardless whether Employee is receiving or is entitled to receive any payments or other benefits under this Agreement.

(b)                              Employee acknowledges that all discoveries, concepts, ideas, inventions, innovations, improvements, developments, methods, designs, analyses, drawings, reports, patent applications, copyrightable work and mask work (whether or not including any Confidential Information) and all registrations or applications related thereto, all other proprietary information and all similar or related information (whether or not patentable) that relate to the Company’s actual or anticipated business, research and development or existing or future products or services and that are conceived, developed or made by Employee (whether alone or jointly with others) while employed by the Company, whether before or after the date of this Agreement (“Work Product”), belong to the Company.  Employee shall promptly disclose all patentable inventions and other material Work Product to the Board and, at the Company’s expense, perform all actions reasonably requested by the Board (whether during or after Employee’s employment with the Company) to establish and confirm such ownership (including, without limitation, assignments, consents, powers of attorney and other instruments).  Employee acknowledges that all Work Product shall be deemed to constitute “works made for hire” under the U.S. Copyright Act of 1976, as amended.  In accordance with Title 19, Section 805 of the Delaware Code, Employee is hereby advised that this Section 8(b) regarding the Company’s ownership of Work Product does not apply to any invention for which no equipment, supplies, facilities or trade secret information of the Company was used and that was developed entirely on Employee’s own time, unless (i) the invention relates to the business of the Company or to the Company’s actual or demonstrably anticipated research or development, or (ii) the invention results from any work performed by Employee for the Company.

9.                                    Cooperation.  Employee agrees to cooperate with the Company in all investigations, litigation and arbitrations of any kind, to assist and cooperate in the preparation and review of documents and in meetings with Company attorneys, and to provide truthful testimony as a witness or a declarant in connection with any present or future court, administrative agency, or arbitration proceeding involving the Company and with respect to which Employee has relevant information.  The Company will reimburse Employee, upon production of appropriate receipts and in accordance with Cigna’s then existing Business Travel Reimbursement Policy, for the reasonable business expenses (including air transportation, hotel and similar expenses) incurred by Employee in connection with such assistance.  All receipts for such expenses must be presented for reimbursement within 45 days after the expenses are incurred in providing such assistance.

10.                            Non-Disparagement.  Employee agrees that Employee will not at any time make any verbal or written statement, whether in public or in private, that disparages in any way the Company’s integrity, business reputation or performance or disparages any of the Company’s directors, officers or employees.  It shall not, however, be a violation of this paragraph for Employee to make truthful statements (a) when required to do so by a court of law or arbitrator, by any governmental agency having supervisory authority over the Company’s business or by any administrative or legislative body (including a committee thereof) with actual or apparent jurisdiction to order Employee to divulge, disclose or make accessible such information or (b) to the extent necessary with respect to any litigation, arbitration or mediation involving this Agreement, including but not limited to, enforcement of this Agreement.

11.                            Entire Agreement.  This Agreement shall supersede any and all prior oral or written representations, understandings and agreements of Employee and the Company or HealthSpring or any of its Affiliates with respect to Employee’s employment relationship, including but not limited to the Prior Agreement, and this Agreement contains the entire agreement of the parties with respect to those matters; no agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party that are not set forth expressly in this Agreement.  Notwithstanding the prior sentence, this Agreement shall not supersede any award agreements entered into between the Company and Employee with respect to the Rollover Awards, the Sign-on Equity Awards and the Restricted Stock Grant nor any employee benefit plans of the Company that are applicable to Employee.  Employee hereby agrees that, in consideration for entering into this Agreement, effective as of the Effective Time, the Prior Agreement shall be null and void and no Person or entity shall be obligated to pay to Employee or any Person any amounts in respect of the Prior Agreement.

12.                            Enforceability and Remedies.

(a)                               Employee agrees that the restrictions on, and other provisions relating to, Employee’s activities contained in this Agreement are fully reasonable and necessary to protect the goodwill, Confidential Information, and other legitimate interests of the Company.  Employee also acknowledges and agrees that, were Employee to breach the provisions of this Agreement, the harm to the Company would be irreparable.  Employee therefore agrees that in the event of such a breach or threatened breach the Company shall, in addition to any other remedies available to it, have the right to obtain preliminary and permanent injunctive relief against any such breach without having to post bond.  Employee further agrees that, in addition to any other relief awarded to the Company as a result of Employee’s breach of any of the provisions of this Agreement, the Company shall be entitled to recover all payments made to Employee or on Employee’s behalf hereunder.

(b)                              Employee hereby agrees that in the event any provision of this Agreement shall be determined by any court of competent jurisdiction to be unenforceable by reason of its being extended over too long a time, too large a geographic area, or too great a range of activities, such provision shall be deemed to be modified to permit its enforcement to the maximum extent permitted by law.

(c)                               Employee and the Company hereby agree that that any controversy or proceeding arising out of or relating to the Covenants shall be brought exclusively in the United States District Court for the Middle District of Tennessee or, if different, for the state in which the office in which Employee primarily performs Employee’s duties of employment is located (“Federal Court”) or in any Tennessee court or, if different, court of the state in which the office in which Employee primarily performs Employee’s duties of employment is located where venue is appropriate and that has subject matter jurisdiction over the dispute (collectively, “Tennessee Courts”) if the Federal Court lacks subject matter jurisdiction to adjudicate the dispute or controversy.  Additionally, Employee and the Company expressly waive any defense of inconvenient forum and any other venue or jurisdiction-related defenses that each might otherwise have in such a proceeding brought in the Federal Court or the Tennessee Courts.

13.                            Assignment.  Neither Cigna nor Employee may make any assignment of this Agreement or any interest herein, by operation of law or otherwise, without the prior written consent of the other; provided, however, that Cigna may assign its rights and obligations under this Agreement without Employee’s consent to any successor entity of Cigna.  This Agreement shall inure to the benefit of and be binding upon Cigna, its successors (including, without limitation, any transferee of all or substantially all of its assets to any successor entity of Cigna), and permitted assigns and upon Employee, Employee’s executors, administrators, heirs, and permitted assigns.

14.                            Notices.  Any and all notices, requests, demands, acceptances, appointments and other communications provided for by this Agreement shall be in writing (including electronic mail or similar electronic transmission) and shall be effective when actually delivered in person or, if mailed, five days after having been deposited in the United States mail, postage prepaid, registered or certified and addressed to Employee at Employee’s last known address on the books of the Company or, in the case of the Company, addressed to:

Cigna Executive Compensation

1601 Chestnut Street

Philadelphia, PA 19192

15.                            Withholding.  All compensation paid or provided to Employee under this Agreement shall be subject to any applicable income, payroll or other tax withholding requirements.

16.                            Section 409A.  (a) It is intended that this Agreement comply with the requirements of Section 409A of the Code, and this Agreement shall be so administered and interpreted.  The PRC or the Company may make any changes required to conform this Agreement with applicable Code provisions and regulations relating to deferral of compensation under Section 409A of the Code; provided, however, that such changes shall not adversely affect the rights or net benefits to which Employee is entitled hereunder.  Notwithstanding anything to the contrary in this Agreement, if the Company determines (i) that on the date Employee’s employment with the Company terminates or at such other time that the Company determines to be relevant, Employee is a “specified employee” (as such term is defined under Treasury Regulation 1.409A-1(i)(1)) of the Company and (ii) that any payments to be provided to Employee pursuant to this Agreement are or may become subject to the additional tax under Section 409A(a)(1)(B) of the Code or any other taxes or penalties imposed under Section 409A of the Code (“Section 409A Taxes”) if provided at the time otherwise required under this Agreement, then such payments shall be delayed until the date that is six months after the date of Employee’s “separation from service” (as such term is defined under Treasury Regulation 1.409A-1(h)) with the Company, or such shorter period that, as determined by the Company, is sufficient to avoid the imposition of Section 409A Taxes.  For the avoidance of doubt, it is anticipated that payments qualifying for the exemption from application of Section 409A of the Code pursuant to Treasury Regulation 1.409A-1(b)(9)(iii) will be made during this six-month period, if applicable.  Any payments delayed pursuant to this Section 16 shall be made in a lump sum on the first day of the seventh month following Employee’s “separation from service” (as such term is defined under Treasury Regulation 1.409A-1(h)), or such earlier date that, as determined by the Company, is sufficient to avoid the imposition of any Section 490A Taxes.

(b)                              Notwithstanding anything herein to the contrary except for Section 15(a), any payment to made hereunder that is subject to the execution of the General Release, shall be paid to Employee within 60 days of Employee’s date of termination of employment in a lump sum in the payroll period immediately following the effective date of the General Release; provided, however, if such 60 day period begins in one taxable year of Employee and ends in a subsequent taxable year of Employee, the payment shall be made following the effective date of the General Release, but in the first payroll period ending in such subsequent taxable year of Employee.

(c)                               For purposes of any payment due hereunder upon a termination of employment that is subject to the provisions of Section 409A of the Code, such phrase or any similar phrase shall mean a “separation from service” as defined by the default provisions of Treasury Regulation 1.409A-1(h).

(d)                             By accepting this Agreement, Employee hereby agrees and acknowledges that the Company makes no representations with respect to the application of Section 409A of the Code to any tax, economic, or legal consequences of any payments payable to Employee hereunder (including, without limitation, payments pursuant to Section 3 of this Agreement) and, by the acceptance of this Agreement, Employee agrees to accept the potential application of Section 409A of the Code to the tax and legal consequences of payments payable to Employee hereunder (including, without limitation, payments pursuant to Section 3 of this Agreement).  The parties agree to cooperate in good faith to amend such documents and to take such actions as may be necessary or appropriate to comply with Section 409A of the Code.

17.                            Section 280G.  Notwithstanding anything in this Agreement to the contrary, in the event that it shall be determined that any Payment would constitute an “excess parachute payment” within the meaning of Section 280G(b) of the Code and as a result the net amount of such Payment received by Employee is less than the net amount the Employee would have received without the additional payment or benefit, the amount of the Payment shall be reduced so that Employee receives the maximum amount of the Payment possible without incurring any tax under Section 4999 of the Code.  Any such reduction shall, if necessary, be made in the following order: first, any cash Payments; second, any equity awards including the Sign-On Equity Award, the Restricted Stock Grant, the Rollover Awards, stock options and restricted stock grants; and, third, any employee benefits.  The value of any Payment for purposes of this Section 17 shall be established by a third-party certified public accounting firm designated by the Company and by applying principles, assumptions and procedures consistent with Section 280G of the Code.

18.                            Other Arrangements.  If any provision of this Agreement conflicts with any other agreement, policy, plan, practice or other Company document, then the provisions of this Agreement shall control.  Employee shall be eligible to participate in Cigna’s Executive Severance Benefits Plan.  For the purposes of Cigna’s Executive Severance Benefits Plan, this Agreement shall be considered an individual agreement that provides severance benefits and payments upon a termination of employment pursuant to Section 3 hereof shall be considered severance benefits.

19.                            Choice of Law.  The validity, interpretation, construction, and performance of this Agreement shall be governed by the laws of the State of Tennessee or, if different, of the state in which the office in which Employee primarily performs Employee’s duties of employment is located, without giving effect to choice of law or conflict of law rules or provisions thereof.  The parties agree that, in the event it becomes necessary to seek judicial remedies, which, for the avoidance of doubt, shall not include arbitration, for the breach or threatened breach of this Agreement, the prevailing party will be entitled, in addition to all other remedies, to recover from the non-prevailing party reasonable attorneys’ fees and costs upon the entry of a final nonappealable judgment.

20.                            Arbitration.  Employee and the Company agree that any and all disagreements, disputes or claims listed below will be resolved exclusively by arbitration in the Philadelphia, Pennsylvania area; provided, however, that this arbitration provision shall not apply to claims or actions that are based (in whole or in part) on, or arise out of, the Covenants.  Arbitration will be conducted in accordance with the Employment Dispute Resolution Rules of the American

Arbitration Association.  Copies of the Arbitration Policy and Rules and Procedures are available to Employee upon request.  A legal judgment based upon the arbitrator’s award may be entered in any court having jurisdiction over the matter.  Each party shall be liable for its own costs and expenses (including attorneys’ fees) of any arbitration.  Except with respect to the Covenants, Employee and the Company agree to arbitrate anything:

(a)                               related in any way to this Agreement or how it is interpreted or implemented; and

(b)                              that involves Employee’s employment with the Company or the termination of that employment, including any disputes arising under local, state or federal statutes or common law.

21.                            Miscellaneous.  (a) The headings and captions in this Agreement are for convenience only and in no way define or describe the scope or content of any provision of this Agreement.  Nothing herein shall be deemed to create an employment contract, and Employee acknowledges that Employee’s employment by the Company is terminable at will by either party with or without cause and with or without notice.  This Agreement may not be modified, waived, or discharged unless such waiver, modification, or discharge is agreed to in a writing signed by Employee and a duly authorized officer of the Company.  Each party shall perform such further acts and execute and deliver such further documents as may be reasonably necessary to carry out the provisions of this Agreement.

(b)                              This Agreement may be executed in two or more counterparts, each of which shall be an original and all of which together constitute one and the same instrument.  If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party.  Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement to be effective as of the date first written above.

CIGNA CORPORATION

By:	/s/ John Murabito

Its: Executive Vice President

Herbert A. Fritch

/s/ Herbert A. Fritch